Exhibit 99.1

  News                        General Motors
                              Corporation           GM Communications
                                                    Detroit, Mich., USA
                                                    media.gm.com
  For Release: 8:45 a.m. ET
  April 23, 2008

                   GM Announces First Quarter Global Sales of
                More Than 2.25 Million Vehicles, Setting Records
                            in Three of Four Regions

o Sales in Russia Grow 78 Percent, Outpacing Industry Growth; Chevrolet Has Record Q1 in Europe , with Sales Exceeding 131,000 Vehicles

o Brazil, Argentina and Venezuela Growth Spurs a Sales Surge of Nearly 20 Percent in the Latin America, Africa and Middle East Region

o  Record Quarterly Sales in China Fuels 6 Percent Asia/Pacific Region Gain

o Sales Leadership Shown in Emerging Markets; 64 Percent of GM Global Sales Outside U.S.

DETROIT - General Motors sold 2.25 million cars and trucks around the world in the first quarter of 2008, according to preliminary sales figures released today, with a record 64 percent of all sales occurring outside the United States. GM global first quarter sales were down less than one percent. Robust first quarter sales in GM's Latin America, Africa and Middle East (GMLAAM) and Asia Pacific (GMAP) regions, and improved sales in the GM Europe (GME) region helped offset a 10 percent decline in GM North America (GMNA). Sales outside GMNA were up 8 percent compared with last year.

"GM posted record sales in three of our four regions driven by continued strong demand in emerging markets," John Middlebrook, GM vice president, Global Sales, Service and Marketing Operations, said today. "While the challenges of the U.S. economy continue to put pressure on the automotive industry there, we saw nearly 20 percent growth in the Latin America, Africa and Middle East and 6 percent growth in the Asia Pacific region. We're also very pleased to see 3 percent growth in Europe, where we established a new sales record with 572,000 vehicles sold. We continue to see a higher percentage of our business coming from outside the developed markets - and the non-U.S. share of GM's global sales of 64 percent clearly reflects that trend."


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Chevrolet global sales of 1.08 million vehicles were up 3 percent compared with a year ago, setting a first quarter record. The brand grew by 41 percent in GMAP, 30 percent in GME, and 21 percent in GMLAAM.

Globally, Hummer recorded 13,000 global vehicle sales with a 24 percent gain in the GMLAAM region. With the Hummer H2 and the V8-powered H3 Alpha in North America, and production of the right hand-drive H3 in South Africa, Hummer products are well-positioned to respond to demanding customers' needs.

Cadillac posted sales increases outside of North America in the first quarter, including a 62 percent surge in the GMLAAM region and a 15 percent increase in GME.

Opel and Vauxhall sold 431,000 vehicles in the first quarter of the year. The brands achieved segment leadership with Meriva and Zafira in the monocab segment and second position with Astra in the popular compact segment.

Global sales highlights include:

o First quarter 2008 global sales of 2.25 million vehicles, with sales records set in three of the four regions.

o At 1.45 million vehicles, GM first quarter 2008 sales outside of the United States accounted for about 64 percent of total global sales. Overall, first quarter global industry sales of 17.99 million vehicles were up 3 percent. The annual market is expected to hit almost 73 million in 2008, up about 2 million vehicles from 2007.

o In the Asia Pacific region, GM had record sales of 411,000 vehicles that were 6 percent higher than the previous year, and GM China sales of 312,000 vehicles posted a more than 7 percent sales increase compared with 2007. GM remained the top-selling global automaker in China. Wuling posted a 6 percent sales increase with nearly 173,000 vehicles sold in the region. GM India also set a sales record in the quarter with sales up 58 percent to 18,000 vehicles. GM sales in the region set a record for the quarter.

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

o In the Latin America, Africa and Middle East region, GM sales reached a first quarter record 323,400 vehicles, up nearly 20 percent in volume compared with 2007 and GM sold an all-time March monthly high of 111,300 vehicles. Sales in Brazil were up 36 percent for the quarter, a first quarter record. First quarter sales records were also set in Chile, Ecuador, Venezuela, Middle East and Israel. The Chevrolet Corsa, Celta and Aveo continued as the top sellers in the region, representing 40 percent of total GM sales.

o In Europe, GM also set a quarterly sales record with deliveries of 572,000 vehicles, up 3 percent. Growth in Russia, up 78 percent, led the increase. Opel sold 23,500 vehicles in Russia, up 150 percent. Cadillac, Hummer, and Chevrolet set European sales records for their brands. Chevrolet achieved record sales of 132,000 vehicles, up 30 percent.

o Continued softness in the U.S. market due to rising fuel prices and concerns about housing and credit availability, resulted in North America sales of 947,000 vehicles, a decline of 10 percent compared with last year. GM's U.S. mid-car and mid-utility crossover segments saw volume and share gains on the strength of mid-cars Chevrolet Malibu, Saturn Aura, and Pontiac G6, and mid-utility crossovers GMC Acadia, Buick Enclave and Saturn Outlook. Cadillac CTS sales were up 55 percent compared with a year ago. Chevrolet Malibu sales were up 17 percent in the U.S. Total GM U.S. truck deliveries of 476,000 vehicles were down 15 percent compared with the same period a year ago, while car deliveries of about 330,000 were off 6 percent compared with first quarter 2007. However, GM's total U.S. retail share of 21 percent was comparable with last year's first quarter.

Note: Global sales results are based on preliminary numbers reported and have been rounded.

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General Motors Corp. (NYSE: GM), the world's largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 266,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2007, nearly
9.37 million GM cars and trucks were sold globally under the following brands:
Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com


Note: GM sales and production results are available on GM Media OnLine at http://media.gm.com by clicking on News, then Sales/Production. In this press release and related comments by General Motors management, we use words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions to identify forward-looking statements, representing our current judgment about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: the pace of introductions and market acceptance of new products; the effect of competition on our markets and significant changes in the competitive environment; price increases or shortages of fuel; and changes in laws, regulations or tax rates. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which may be revised or supplemented in future reports to the SEC on Form 10-Q or 8-K.


                                      # # #



Contact:

John McDonald (Sales)
GM Sales & Marketing Communications
313-667-3714 (office)
313-418-2139 (mobile)
john.m.mcdonald@gm.com

                           General Motors Corporation
                             Global Vehicle Sales(1)

                              Q1                            CYTD
                 ---------------------------       ---------------------------
                     2008       2007   % Chg           2008    2007      % Chg
                 ---------------------------       ---------------------------
GMNA
   Chevrolet       568,545    642,849  -11.6         568,545    642,849  -11.6
   GMC             118,840    126,428   -6.0         118,840    126,428   -6.0
   Pontiac         100,186    103,582   -3.3         100,186    103,582   -3.3
   Saturn           51,826     61,875  -16.2          51,826     61,875  -16.2
   Cadillac         48,914     49,390   -1.0          48,914     49,390   -1.0
   Buick            41,445     46,138  -10.2          41,445     46,138  -10.2
   HUMMER           10,556     13,756  -23.3          10,556     13,756  -23.3
   Saab              6,798      7,932  -14.3           6,798      7,932  -14.3
   Opel/Vauxhall       388        524  -26.0             388        524  -26.0
   Other                 0      3,023      0               0      3,023      0
                  --------------------------        --------------------------

   Total           947,498  1,055,497  -10.2         947,498  1,055,497  -10.2

GME
   Opel/Vauxhall   418,496    428,362   -2.3         418,496    428,362   -2.3
   Chevrolet       131,853    101,220   30.3         131,853    101,220   30.3
   Saab             19,653     22,247  -11.7          19,653     22,247  -11.7
   Cadillac          1,301      1,132   14.9           1,301      1,132   14.9
   HUMMER              711        448   58.7             711        448   58.7
   Other               123        388  -68.3             123        388  -68.3
                  --------------------------        --------------------------

   Total           572,137    553,797    3.3         572,137    553,797    3.3

GMLAAM
   Chevrolet       288,757    239,235   20.7         288,757    239,235   20.7
   Opel/Vauxhall    11,131     12,704  -12.4          11,131     12,704  -12.4
   GMC              10,764      7,617   41.3          10,764      7,617   41.3
   Cadillac          1,383        853   62.1           1,383        853   62.1
   HUMMER            1,164        938   24.1           1,164        938   24.1
   Buick               261        312  -16.3             261        312  -16.3
   Saab                126        128   -1.6             126        128   -1.6
   Other             9,790      8,699   12.5           9,790      8,699   12.5
                  --------------------------        --------------------------

   Total           323,376    270,486   19.6         323,376    270,486  19.6

GMAP
   Wuling(2)       172,921    163,945    5.5         172,921    163,945    5.5
   Chevrolet        86,785     61,712   40.6          86,785     61,712   40.6
   Buick            80,695     82,598   -2.3          80,695     82,598   -2.3
   Holden           36,843     40,850   -9.8          36,843     40,850   -9.8
   Daewoo           29,626     34,652  -14.5          29,626     34,652  -14.5
   Cadillac          1,789      2,023  -11.6           1,789      2,023  -11.6
   Saab                860      1,008  -14.7             860      1,008  -14.7
   Opel/Vauxhall       604      1,206  -49.9             604      1,206  -49.9
   HUMMER              588        146  302.7             588        146  302.7
   Other               224        220    1.8             224        220    1.8
                  --------------------------        --------------------------

   Total           410,935    388,360    5.8         410,935    388,360    5.8

GLOBAL
   Chevrolet     1,075,940  1,045,016    3.0       1,075,940  1,045,016    3.0
   Opel/Vauxhall   430,619    442,796   -2.8         430,619    442,796   -2.8
   Wuling(2)       172,921    163,945    5.5         172,921    163,945    5.5
   GMC             129,604    134,045   -3.3         129,604    134,045   -3.3
   Buick           122,401    129,048   -5.2         122,401    129,048   -5.2
   Pontiac         100,186    103,582   -3.3         100,186    103,582   -3.3
   Cadillac         53,387     53,398    0.0          53,387     53,398    0.0
   Saturn           51,826     61,875  -16.2          51,826     61,875  -16.2
   Holden           36,843     40,850   -9.8          36,843     40,850   -9.8
   Daewoo           29,626     34,652  -14.5          29,626     34,652  -14.5
   Saab             27,437     31,315  -12.4          27,437     31,315  -12.4
   HUMMER           13,019     15,288  -14.8          13,019     15,288  -14.8
   Other            10,137     12,330  -17.8          10,137     12,330  -17.8
                  --------------------------        --------------------------


   Total         2,253,946  2,268,140   -0.6       2,253,946  2,268,140   -0.6

Notes:
(1) Quarterly sales data is preliminary and subject to change.

(2) We own 34% of SGMW and under the joint venture agreement have significant rights as a member as well as the contractual right to report SGMW global sales as part of our global market share.